UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a -6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a -12

Hanger, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0 -11.

Q&A Internal:

1.	Why did Hanger choose to pursue a transaction resulting in private ownership?

After much reflection, analysis, and discussion, our board of directors has unanimously determined that it is in the best interests of Hanger and its stockholders to pursue a transaction that would result in Hanger no longer being publicly traded. We believe we will be able to more effectively fulfill our purpose of empowering human potential together and positively impact more lives as a private company. With the help of a financial sponsor, Patient Square Capital, we believe we will be able to further invest in our business, accelerate our growth, and be better positioned to achieve our strategic priorities.

2.	Who is Patient Square Capital?

Patient Square Capital is led by individuals who have been following Hanger and our impactful work for many years, including visiting clinic locations to get to know our company. They are a patient-centered healthcare investment firm with a team of seasoned executives that uses deep healthcare expertise, a broad network of relationships, and a true partnership approach to make investments in companies to grow and thrive. They partner with companies who they believe have the ability to improve patient lives, strengthen communities, and create a healthier world, and they believe in us, our purpose, vision and values.

3.	What does this transaction mean for Hanger?

Hanger will be the same company after the closing of the transaction. Our purpose, vision, values, long-term goals, and brand will remain unchanged, and we will continue to keep the patient at the center of everything we do. Simply put, the transaction involves a change in ownership from our public stockholders to a private healthcare investment firm, and will not impact our day-to-day jobs. However, we believe ownership by Patient Square Capital will provide us access to increased healthcare expertise and broader relationships beneficial to achieve our key objectives and long-term goals.

4.	What are the benefits of becoming a private company?

We are excited about this direction as we believe this will provide a number of advantages, including operating with a longer-term view and more flexibility in how we invest in our business. In addition to continued investment in our talent and development programs, we believe we will have more flexibility to focus on new innovative technology to improve our delivery of care, infrastructure enhancements, and the addition of more businesses to the Hanger family through acquisition, among others. Further, as a private company, we will have more discretion about what we choose to disclose publicly about our confidential strategies and financial results.

5.	Will this change in ownership impact our culture?

No. Our vision, values and purpose of empowering human potential together will remain our core focus, and will not change. We will be the same company with the same culture.

6.	Will the closing of the transaction impact my job responsibilities or reporting structure?

No. We will continue to operate as we do today, with the same purpose, vision, values, brand, and long-term goals. Your job responsibilities and reporting structure will remain the same. This transaction means only the ownership of the company is changing – we’re transitioning from being owned by our public stockholders, to ownership by a private healthcare investment firm. Our day-to-day operations, purpose, vision, values, and long-term goals remain the same.

7.	Will this transaction impact my benefits such as my 401k, health insurance, PTO, etc.?

No, this transaction will not have an impact on your current health and retirement benefits.

8.	Will this transaction have an impact on my base, bonus, or commission compensation?

No, this transaction will not have an impact on your current base salary, bonus, commission plan, or other cash compensation.

9.	What does this transaction mean for any shares of stock I hold, both vested and unvested?

Patient Square Capital is purchasing Hanger and all outstanding shares of Hanger stock at $18.75 per share, which is an approximately 29% premium to the 30 calendar day average price ended July 20, 2022. This means those who hold shares of stock, both vested and unvested, will receive payment for their shares when the transaction closes, which we expect will be in the fourth quarter of 2022.

10.	Will this transaction impact customers and patients?

No. Our day-to-day operations will remain unchanged, and therefore our customers and patients will not be impacted.

11.	What does this transaction mean for the leadership team?

One of the reasons Patient Square Capital was interested in purchasing Hanger is because of the strong leadership team we have in place, and there are no current plans to make changes.

12.	What happens next?

Now that a definitive agreement has been signed, we will work through the period between signing and closing the transaction. This will include preparing proxy materials and scheduling a meeting of our stockholders so our stockholders can approve the transaction, as well as making required regulatory filings.

13.	Will we still publicly report our financial results?

Yes, until the transaction closes. After closing, we will become a private company and will no longer be required to publicly report our financial results or file reports with the SEC.

14.	When will this transaction close?

We anticipate the transaction will close in the fourth quarter of 2022. Now that a definitive agreement has been signed, we will work through the period between signing and closing the transaction. This will include preparing proxy materials and scheduling a meeting of our stockholders so our stockholders can approve the transaction, as well as making required regulatory filings.

15.	Can I talk about this with family?

Under applicable SEC rules, this information, along with any other widely disseminated information, has been filed with the SEC and is publicly available. You can share what is in the public domain, which can be found on our investor relations site: investor.hanger.com. There is no need to contact customers proactively, but if asked, you can confirm:

a.	We are excited to have signed a definitive agreement with Patient Square Capital, which means we will become a private company. With the support of Patient Square Capital, we believe we will be able to more effectively fulfill our mantra of empowering human potential, and positively impact more lives. We are thrilled with the opportunities this will bring us.

⮚	If additional questions are asked, simply say: I don’t have any further details to share and I’m not at liberty to discuss.

16.	What do I do if I’m contacted by the media or an investor about this transaction?

It is possible that our team members may be approached by media or investor representatives asking questions about this pending transaction. Per our standard media relations policy, no comment should be given, and all inquiries of this nature should be immediately directed to the following resources:

a.	Media Relations contacts:

⮚	Krisita Burket (kburket@hanger.com, 904-239-4627)
⮚	Meghan Williams (megwilliams@hanger.com, 630-890-6731)

b.	Investor Relations contact:

⮚	Asher Dewhurst (HangerIR@westwicke.com, 443-213-0503)

17.	Who can I contact with additional questions?

If you have additional questions, reach out to your manager or respective member of the Senior Leadership Team.

Additional Information and Where to Find It

This communication relates to the proposed merger (the “Merger”) of Hanger, Inc. (“Hanger”) and Hero Merger Sub, Inc. (“Merger Sub”), a subsidiary of Hero Parent, Inc. (“Parent”), pursuant to the terms of the Agreement and Plan of Merger, dated as of July 21, 2022, by and among Parent, Merger Sub and Hanger (the “Merger Agreement”). Parent and Merger Sub are indirect subsidiaries of funds managed and advised by Patient Square Capital. A special meeting of the stockholders of Hanger will be announced as promptly as practicable to seek stockholder approval in connection with the proposed Merger. Hanger expects to file with the Securities and Exchange Commission (“SEC”) a proxy statement and other relevant documents in connection with the proposed Merger. Stockholders of Hanger are urged to read the definitive proxy statement and other relevant materials filed with the SEC when they become available because they will contain important information about Hanger, Parent, Merger Sub and the Merger. Stockholders may obtain a free copy of these materials (when they are available) and other documents filed by Hanger with the SEC at the SEC’s website at www.sec.gov, at Hanger’s website at corporate.hanger.com or by sending a written request to our Corporate Secretary at our principal executive offices at 10910 Domain Drive, Suite 300, Austin, Texas 78758.

Participants in the Solicitation

Hanger, its directors and certain of its executive officers and employees may be deemed to be participants in soliciting proxies from its stockholders in connection with the Merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Hanger’s stockholders in connection with the Merger and any direct or indirect interests they have in the Merger will be set forth in Hanger’s definitive proxy statement for its special stockholder meeting when it is filed with the SEC. Information relating to the foregoing can also be found in Hanger’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on February 28, 2022 and Hanger’s definitive proxy statement for its 2022 Annual Meeting of Stockholders (the “Annual Meeting Proxy Statement”) filed with the SEC on April 7, 2022. To the extent that holdings of Hanger’s securities have changed since the amounts set forth in the Annual Meeting Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.